EXHIBIT 99

                                 FOR:   Consolidated Graphics, Inc.

                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200

                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS ANNOUNCES COMPLETION OF
              THE AUSTIN PRINTING COMPANY, INC. ACQUISITION

      HOUSTON, TEXAS -- September 12, 1997 -- Consolidated Graphics, Inc. (NYSE/CGX) today announced that it has completed the acquisition of Austin Printing Company, Inc. in Atlanta, Georgia. Terms of the transaction were not disclosed.

      Austin Printing Company is a high-quality sheet-fed commercial printer serving many of Atlanta's leading companies. The company, founded in 1967 by Charles Austin, will continue to be led by Mike Strickland, President, with Mr. Austin remaining as Chairman.

      Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Austin Printing in Atlanta is an excellent entry into a very important U.S. printing market and continues our nationwide expansion. Austin Printing, together with the seven other printing companies joining Consolidated Graphics this year, is further evidence of our strong acquisition momentum."

      With the completion of the Austin Printing transaction and the Company's other pending announced acquisitions, Consolidated Graphics will have 26
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companies nationwide with annualized revenues in excess of $250 million.

      Consolidated Graphics, Inc. is recognized as the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale.



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